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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

      The following is a list of subsidiaries of the Company as of December 31, 2007 except that certain subsidiaries, the sole function of which is to hold the stock of operating subsidiaries, which in the aggregate do not constitute significant subsidiaries, have been omitted. Subject to the foregoing in each case, 100% of the voting securities (except for directors' qualifying shares, if required) are owned by the subsidiary's immediate parent as indicated by indentation.

                                                              STATE OR COUNTRY
NAME OF SUBSIDIARIES OF THE COMPANY                           OF ORGANIZATION
-----------------------------------                           ----------------
Tecumseh Compressor Company                                   Delaware
M.P. Pumps, Inc.                                              Michigan
Tecumseh do Brasil, Ltda.                                     Brazil
  Tecumseh do Brasil Europe Srl.                              Italy
  Tecumseh do Brasil USA                                      Delaware
Tecumseh Products Company of Canada, Ltd.                     Canada
Tecumseh France S.A.                                          France
    Tecumseh Services Sarl                                    France
    Tecumseh Europe SA                                        France
    Societe Immobiliere de Construction de la Verpilliere     France
    Tecumseh Europe-Far East Sdn. Bhd.                        Malaysia
Tecumseh Products India Private Ltd.                          India